Exhibit 99

NEWS RELEASE

For Immediate Release

Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com

Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine to List Common Stock on The New York Stock Exchange

Racine, WI, September 28, 2004 -- Modine Manufacturing Company (NASDAQ: MODI), a leading worldwide developer and supplier of thermal management solutions for diversified markets, announced today that its common stock will be listed and begin trading on The New York Stock Exchange (NYSE) under the new ticker symbol "MOD" on October 14, 2004.

"This is a significant and exciting step in our Company's 88-year history," said David Rayburn, Modine President and Chief Executive Officer. "We think there are many good reasons to move to The New Stock Exchange at this time."

"Modine stock should see increased liquidity and daily volume over time, and our shareholders should enjoy lower transaction costs and more efficient trade executions due to the NYSE's centralized platform," said Bradley C. Richardson, Modine Vice President, Finance and Chief Financial Officer. Richardson added that trading on the NYSE should help Modine broaden its potential investor base through greater brand visibility in both domestic and international markets.

"As Modine continues its expansion to serve our diversified customer base on an increasingly worldwide basis," Rayburn noted, "it is consistent to have our common stock traded on the NYSE given its well-recognized global platform."

Exports from the U.S. and sales from foreign locations accounted for 47 percent of Modine's fiscal 2004 revenues of $1.2 billion. In addition, the Company has significantly broadened its global presence with a major expansion into Asia through the recent acquisition of the Automotive Climate Control Division of WiniaMando Inc.

"The Exchange is privileged to welcome Modine Manufacturing Company to our family of listed companies," said NYSE President and co-COO Cathy Kinney. "As a leader in thermal management with global reach, Modine's decision to transfer to the world's leading equities market serves the mission of both organizations. We look forward to an outstanding partnership with Modine and its shareholders."

Modine common stock has been listed on the NASDAQ since 1984. "We appreciated the opportunity to trade on the NASDAQ, and we thank them for their contributions to our success over the years," said Rayburn.

Modine, with fiscal 2004 revenues of $1.2 billion, employs more than 8,500 people worldwide at 35 facilities, and specializes in thermal management components, bringing heating and cooling technology and solutions to diversified markets. Modine's products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. More information about Modine can be found at www.modine.com.